Exhibit 10.13
SEVERANCE AGREEMENT AND FULL RELEASE
     This Severance Agreement and Full Release (“Agreement”) is made and entered into this 30th day of April 2007 (“Execution Date”) by and between Hugh E. Sawyer (“Executive”) and Allied Holdings, Inc., a Georgia corporation (“Company”).
     WHEREAS, Executive has been employed by Company as its President and Chief Executive Officer under the terms of a written employment agreement dated June 4, 2001, as amended (“Executive’s Employment Agreement”), and
     WHEREAS, Company and certain of its affiliates (collectively “Allied”) are presently in bankruptcy proceedings in the United States Bankruptcy Court for the Northern District of Georgia, and
     WHEREAS, A Plan of Reorganization (the “Plan”) proposed by Allied, Yucaipa American Alliance Fund I, LP and Yucaipa American Alliance (Parallel) Fund I, LP, and by Teamsters National Automobile Transportation Industry Negotiating Committee is proceeding to confirmation, and
     WHEREAS, the Plan is conditioned upon Company’s terminating Executive’s employment on or before the date when the Plan of Reorganization becomes effective (“Emergence Date”), and
     WHEREAS, consistent with the Plan’s requirements, the Company has decided as of the Execution Date to terminate Executive’s employment without good cause and without executive’s consent, but desires to retain the services of Executive for some period of time thereafter, but in no event after the Emergence Date, and
     WHEREAS, Executive has agreed to accept the severance benefit provided for in the Allied Holdings, Inc. Amended Severance Pay and Retention and Emergence Bonus Plan for Key Employees dated as of August 1, 2005 (the “KERP”), in lieu of any other severance benefits to which he might otherwise be entitled under the Executive’s Employment Agreement or otherwise;
     NOW, THEREFORE, for and in consideration of the mutual promises and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties mutually agree as follows:
1. Termination of Employment
     The Company hereby terminates Executive’s employment without Cause (as defined in the KERP) and without Executive’s consent. Such termination shall become effective (“Effective Date”) as of the Emergence Date or on such earlier date after June 1, 2007 as Company determines, in its sole discretion, is in the best interests of Company. The parties agree that Executive’s Employment Agreement is hereby cancelled and of no further effect as of the Execution Date. Following the Execution Date, Executive shall be employed at will and nothing contained herein shall create any contract of employment for a definite term.
2. No Admission by Company
     Company and Executive agree that the entry of the parties into this Agreement is not and shall not be construed to be an admission of liability or wrongdoing on the part of Company.
3. Continuation of Compensation and Benefits
     Company agrees to compensate Executive for services rendered after the Execution Date until the Effective Date (“Transitional Period”) at the semi-monthly rate of $29,166.67, subject to ordinary and lawful deductions. During the Transitional Period, Company further agrees to provide Executive with insurance coverage, other benefits of employment, and business expense reimbursement to the same extent as Executive enjoyed prior to the Execution Date.
4. Future Cooperation
     Executive agrees that Executive will make himself reasonably available after the Effective Date upon reasonable notice by Company or its designated representatives for the purposes of: (1) Providing information regarding the projects, files and/or customers with whom Executive worked for the purpose of transitioning such projects, files and/or customers to other Company executives as the result of Executive’s termination; (2) Providing information and/or testimony regarding any other matter, file, project and or customers with whom Executive was involved while employed by Company; provided however that Company shall advance to Executive all costs and expenses that are associated with Executive making himself available pursuant to this Section 4. Executive agrees to provide future cooperation pursuant to this Section 4 without compensation so long as Executive is not called upon by the Company to spend more than two hours during the first week following the Effective Date. If the Company desires to call upon Executive to spend time in excess of these two hours for services other than testimony, Executive agrees to make himself reasonably available upon reasonable notice in return for compensation to Executive at the rate of $347.00 per hour for an additional period, not to exceed eight additional hours. If the Company desires to call upon Executive to spend time in excess of these limits for services other than testimony, the Company agrees that the Executive will not be required to spend such excess time unless the Executive and the Company are able to reach a further agreement concerning such services (including the scheduling of such services and the compensation to be paid to Executive for such services) upon terms that are mutually agreeable to Executive and the Company.
     Executive agrees that notwithstanding Executive’s termination on the Effective Date, Executive will thereafter make himself reasonably available upon reasonable notice by Company or its designated representatives without compensation for the purpose of testimony.

5. Severance Payment to Executive
     So long as Executive does not elect to revoke this Agreement within the seven-day period following the Execution Date as provided in Section 19, Company shall, as required by the KERP, pay Executive a lump sum of one million fifty thousand dollars ($1,050,000), subject to ordinary and lawful deductions by wire transfer on the eighth day after the Execution Date. Executive acknowledges that this is consideration to which Executive would not otherwise be entitled absent execution of this Agreement.
6. Retirement and COBRA Rights
     Nothing in this Agreement shall:
a.	alter or reduce any vested, accrued benefits (if any) to which Executive may be entitled under any retirement or 401(k) plan established by Company.

b.	affect Executive’s right to elect and pay for continuation of Executive’s health insurance coverage under the Company’s health benefit plan after the Effective Date pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).
7. Executive’s Full Release of All Claims Against Company
     In consideration for the undertakings and promises of Company set forth in this Agreement and except for the obligations of the Company hereunder, Executive unconditionally releases, discharges, and holds harmless Company, its corporate affiliates, successors and assigns, and their respective officers, directors, shareholders, employees, agents, insurers and attorneys as individuals (collectively referred to as “Releasees”), from each and every claim, cause of action, right, liability or demand of any kind and nature, and from any claims which may be derived therefrom (collectively referred to as “Released Claims”), that Executive had, has, or might claim to have against Releasees on or before the date that Executive executes this Agreement, including but not limited to any and all claims:
     a. related to or arising out of Executive’s Employment Agreement, pay, bonuses, vacation or any other employee benefits, and other terms and conditions of employment or employment practices of Company;
     b. related to or arising out of the termination of Executive’s employment with Company or the surrounding circumstances thereof;
     c. based on discrimination or harassment on the basis of race, color, religion, sex, national origin, handicap, disability, age or any other category protected by law under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, Executive Order 11246, the Age Discrimination in Employment Act, the Older Workers Benefits Protection Act, the Equal Pay Act, the Americans With Disabilities Act, the Equal Pay Act, the Americans With Disabilities Act, the Rehabilitation Act of 1973, the Consolidated Omnibus Budget Reconciliation Act of

1985, (as any of these laws may have been amended) or any other similar labor, employment or anti-discrimination law under state, federal or local law;
     d. based on any contract, tort, whistleblower, personal injury wrongful discharge theory or other common law theory.
8. Executive’s Covenant Not to Sue or Accept Recovery
     Executive covenants not to sue Company or any Releasee on account of any Released Claims, or to incite, assist or encourage others to bring claims of any sort against Company. Executive further covenants not to accept, recover or receive any monetary damages or any other form of relief which may arise out of or in connection with any administrative remedies which may be filed with or pursued independently by any governmental agency or agencies, whether federal, state or local.
9. No Reinstatement
     Executive hereby acknowledges and agrees that Executive will not seek reinstatement, reemployment or employment with Company following the Effective Date.
10. Confidentiality of Agreement
     Except as otherwise expressly provided in this paragraph, and except to the extent that Company has been required by law to publicly disclose the terms of this Agreement, Executive agrees that the terms, amount of consideration and conditions of this Agreement are and shall be deemed to be confidential and hereafter shall not be disclosed by Executive to any other person or entity. The only exceptions are: (a) as may be required by law or in any action for breach of this Agreement by Company; (b) Executive may disclose the terms and conditions of this Agreement to Executive’s attorneys and tax advisers; and (c) Executive may disclose the terms and conditions of this Agreement to Executive’s spouse (if any); provided, however, that Executive makes the foregoing persons aware of the confidentiality provisions of this paragraph and Executive will be responsible for any breaches of this confidentiality agreement by his spouse, attorneys or tax advisers to the same extent as if Executive had directly breached this agreement.
11. No Harassing Conduct
     Executive further agrees and promises that Executive will not induce or incite claims of discrimination, wrongful discharge, breach of contract, tortious acts, or any other claims against Company or Releasees by any other person or entity, that Executive shall not undertake any harassing or disparaging conduct directed at any of the parties, and that Executive shall refrain from making any negative or derogatory statements concerning Company at any time in the future. Provided, however, this provision may not be used to restrict the exercise of Executive’s rights under local, state or federal law or in connection with any claim for breach of this Agreement by Company.

12. Post-Employment Restrictions
     a. Definitions. For purposes of this Agreement, the following terms shall have the following respective meanings:
i.	“Business of the Company” means “ transporting finished automobiles and light trucks in North America and related logistics, brokerage and distribution services to the new and used vehicle distribution market and other segments of the automotive industry in North America.

ii.	“Confidential Information” means information about Company and its employees, customers and/or vendors which is not generally known outside of Company nor publicly available, which Executive learns of in connection with Executive’s employment with Company, and which would be useful to competitors of Company or otherwise damaging to the Company if disclosed. Confidential Information may include, but is not necessarily limited to, business and employment policies, employee compensation, marketing methods and the targets of those methods, finances, business plans, promotional materials and pricing information. Confidential Information does not include any information (i) which was in the public domain at the time of disclosure by Company to Executive; (ii) which was publicized or otherwise became part of the public domain after the time of disclosure by Company to Executive other than by reason of the fault of Executive; (iii) which was in Executive’s possession at the time of disclosure by Company and was not acquired, directly or indirectly, from Company or from any third party under any obligation of confidence to Company; or (iv) which Executive received after the time of disclosure by Company from a third party who did not require Executive to hold it in confidence and who did not acquire it, directly or indirectly, from Company under any obligation of confidence.

iii.	“Material Contact” means contact in person, by written or electronic correspondence or by telephone in furtherance of the Business of Company, or imputed contact through employees supervised by Executive who have contact in person, by written or electronic correspondence, or by telephone in furtherance of the Business of Company.

iv.	“Restricted Period” means the one-year period following the Effective Date.

v.	“Trade Secrets” means Confidential Information which meets the additional requirements of the Georgia Trade Secrets Act.
     b. Confidentiality. Executive agrees that for a period of three (3) years following the Effective Date, he will not, directly or indirectly, use, copy, disclose, distribute or otherwise make use of any Confidential Information of Company other than in the furtherance of Executive’s duties for Company. Executive further agrees that if Executive is questioned about information subject to this agreement by anyone not authorized to receive such information, Executive will promptly notify Executive supervisor(s) or an officer of Company. Nothing contained herein shall limit Company’s rights under statutory or common law, which may provide for longer restrictions on use or disclosure.
     c. Non-Solicitation of Customers and Vendors. Executive agrees that during the Restricted Period, he will not directly or indirectly solicit or attempt to solicit any business in competition with the Business of Company from any of Company’s customers (including any actively sought prospective customers) with whom Executive had Material Contact during Executive’s employment with Company. Executive further agrees that during the Restricted Period, he will not directly or indirectly solicit or attempt to solicit the purchase of any products or services in support of any business in competition with the Business of Company from any of Company’s vendors (including any actively sought prospective vendors) with whom Executive had Material Contact during Executive’s employment with Company.
     d. Non-Recruitment of Employees. Executive agrees that during the Restricted Period, Executive will not directly or indirectly solicit or attempt to solicit any employee of Company with whom Executive had Material Contact during Executive’s employment with Company, to terminate or resign such employee’s employment with Company.
     e. Return of Property and Information. Executive agrees not to remove any Company property or information from the Company’s premises, except when authorized by the Company. Executive agrees to return all of the Company’s property and information (irrespective of its confidential nature) within seven (7) days following the Effective Date. Such property includes, but is not limited to, the original and any copy (regardless of the manner in which it is recorded) of all information provided by the Company to Executive or which Executive has developed or collected in the scope of Executive’s employment, as well as all Company-issued equipment, supplies, accessories, vehicles, keys, instruments, tools, devices, computers, cell phones, pagers, materials, documents, plans, records, notebooks, drawings, or papers. Upon request by Company, Executive shall certify in writing that all copies of information subject to this agreement located on Executive’s computers or other electronic storage devices have been permanently deleted. Provided, however, Executive may retain copies of documents relating to the Company’s employee benefit plans applicable to Executive and income records to the extent necessary for Executive to prepare Executive’s individual tax returns.
     f. Acknowledgments. Executive hereby acknowledges and agrees that the covenants contained in subsections 12(b),(c),(d)&(e) (the “Protective Covenants”) are reasonable as to time, scope and territory given Company’s need to protect its business, personnel, Trade Secrets and Confidential Information and given Executive’s position as CEO of Company. Executive acknowledges and represents that Executive has substantial experience and knowledge such that Executive can obtain subsequent employment which does not violate this Agreement.
     g. Specific Performance. Executive acknowledges and agrees that any breach of any of the Protective Covenants by him will cause irreparable damage to Company, the exact amount of which will be difficult to determine, and that the remedies at law for any such breach will be inadequate. Accordingly, Executive agrees that, in addition to any other remedy that may be available at law, in equity, or hereunder, Company shall be entitled to specific performance and injunctive relief, without posting bond or other security to enforce or prevent any violation of any of the Protective Covenants by Executive.
13. Construction of Agreement
     The Protective Covenants shall be presumed to be enforceable, and any reading causing unenforceability shall yield to a construction permitting enforcement. In the event a court should determine not to enforce a Protective Covenant or other provision of this Agreement as written due to overbreadth, illegality, violation of public policy or any other reason, the parties specifically authorize such reviewing court to enforce said Protective Covenant or other provision to the maximum extent possible, whether said revisions be in time, territory, scope of prohibited activities, or in other respects. If such Protective Covenant or other, provision, word, clause or phrase in this Agreement cannot be judicially modified, it shall be severed and the remaining Protective Covenants and other provisions of this Agreement shall be enforced in accordance with the tenor of the Agreement. This Agreement shall be deemed to have been jointly drafted by the parties, and shall not be construed against any party.
14. Remedies and Forum
     The parties agree that they will not file any action arising out of or relating to this Agreement in any way whatsoever other than in the United States District Court for the Northern District of Georgia or the State or Superior Courts of DeKalb County, Georgia. The parties consent to personal jurisdiction and venue solely within these forums and waive all otherwise possible objections thereto. The prevailing party shall be entitled to recover its costs and attorney’s fees in any such proceeding. The existence of any claim or cause of action by Executive against Company, including any dispute relating to This agreement, shall not constitute a defense to enforcement of the Protective Covenants by injunction. Any disputes regarding the enforceability, interpretation, performance, breach and rights of the parties under this agreement shall be determined by the laws of the State of Georgia, without regard to its conflicts of law principles.
15. No Reliance Upon Other Statements or Agreements
     This Agreement is entered into without reliance upon any statement or representation of any party hereto or parties hereby released other than the statements and representations contained in writing in this Agreement. The parties acknowledge that this Agreement contains the entire understanding of the parties with respect to the termination of Executive’s employment with Company, and that it may not be modified other than in a writing signed by Executive and an authorized representative of Company.

16. Assignment
     Executive consents to the assignment of this agreement by Company (provided that Company guarantees to Executive the prompt performance of all obligations of Company hereunder) and agrees that it shall inure to the benefit of Company’s successors in interest. Executive’s duties under this Agreement shall not be delegated to others, but this Agreement shall otherwise remain binding on Executive’s heirs and successors in interest.
17. No Waiver
     Any failure by any party to enforce any of their rights and privileges under this Agreement shall not be deemed to constitute waiver of any rights and privileges contained herein.
18. Full and Knowing Release
     By signing this Agreement, Executive certifies that:
     a. Executive has carefully read and fully understands the provisions of this Agreement;
     b. Executive was advised by Company in writing, via this Agreement, to consult with an attorney before signing this Agreement;
     c. Executive understands that Company will allow him a minimum period of 21 days in which to consider whether he wishes to sign this release, should he so desire; and
     d. Executive agrees to its terms knowingly, voluntarily and without intimidation, coercion or pressure.
19. Revocation of Agreement
     Executive may revoke this Agreement within seven (7) calendar days after signing it. To be effective, such revocation must be transmitted in writing to Thomas M. Duffy, Executive Vice President and General Counsel, at the offices of Allied Holdings, Inc., at 160 Clairemont Ave., Suite 200, Decatur, Georgia 30030. Revocation can be made by hand delivery, telegram, facsimile, or postmarking before the expiration of this seven (7) days period.

     IN WITNESS WHEREOF the undersigned hereunto set their hands to this Agreement on the dates written below.
     Executed this                  day of                                         , 2007.

Hugh E. Sawyer	Allied Holdings, Inc.

	By:	Robert J. Rutland, Chairman and
Chief Executive Officer